Exhibit 10.11

CONSULTING AGREEMENT

This Consulting Agreement ("Agreement") is effective as of June 1, 2007 between Scharfe Holdings Inc. 2443 Alder Street, Vancouver British Columbia, Canada V6H 4A4 (“Scharfe” or “Consultant”), and Pacific Copper Corp. Suite 10A 1226 White Oaks Blvd., Oakville Ontario, Canada L6H 2B9 (“Pacific Copper,” “Client” or the “Company”), in connection with the rendering by Scharfe to Pacific Copper of consulting services, as described herein below, for and in consideration of the compensation described.

WHEREAS, Pacific Copper about to be a publicly traded company on the OTCBB, and desires to retain Scharfe to perform certain consulting services as described herein and Scharfe is willing to render and provide such service to the Company.

THEREFORE, in consideration of the mutual agreements and covenants set forth in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

1. Engagement of Consultant. The Company hereby engages and retains Consultant to render to the Company the consulting services (the “Consulting Services”) described in paragraph 2 hereof for the period commencing on the date this Agreement is executed by both parties and ending fifteen months thereafter (the "Consulting Period").

2. Description of Consulting Services. The Consulting Services rendered by Consultant hereunder shall consist of consultations with management of the Company as such management may from time to time require during the consulting period. Such consultation with management shall be with respect to financial matters, business growth and development, and general business consultation. The Consulting Services may include such other matters as may be agreed upon between the Company and Consultant.

3. Compensation for Consulting Services. The Company shall pay to Consultant and/or assigns as instructed by Consultant for the Consulting Services rendered hereunder, the sum of 1,000,000 shares of restricted common stock of the Company (“Consultant Shares”) which shall be earned in the following manner: 1,000,000 shares will be earned by the Consultant and/or assigns in equal installments of 250,000 shares on December 1, 2007, March 1, 2008, June 1, 2008 and September 1, 2008. Said 1,000,000 shares of restricted common stock of the Company will be tendered to Consultant and/or assigns in one certificate on June 1, 2007; provided, however, that Consultant must return any unearned shares upon termination of this Agreement.

4. Compensation of Out-of-Pocket Expenses. The Company shall be responsible for reimbursing Consultant for reasonable, accountable, out-of-pocket expenses incurred in performing the services provided in this Agreement. Such reimbursement would be in addition to any compensation for services as provided herein above and would be payable in cash, unless otherwise agreed among the parties, within 60 days after receipt of an invoice from Consultant. Any expenses in excess of $250.00 in any calendar month for which Consultant would be entitled to receive reimbursement would require advance written approval by the Company. The cost of all travel including airline ticketing, hotel accommodations and other related travel costs shall, at the election of Consultant, be prepaid by the Company. The Company shall be responsible for the fees of accountants, outside legal counsel, other advisors and other services requested by the Company when pursuing a transaction.

5. Non Exclusivity of Consultants Undertakings. The Company expressly understands and agrees that Consultant shall not be prevented or barred from rendering services of the same nature as or a similar nature to those described in this Agreement, or of any nature whatsoever, for or on behalf of any person, firm, corporation, or entity other than the Company. Company understands and accepts that Consultant is currently providing consulting services to other public companies and will continue to do so during the term of this Agreement. Company also understands and accepts that Consultant will seek new clients to provide its consulting services to during the term of this Agreement.

6. Termination of Relationship. This Agreement shall, unless sooner terminated as provided herein below, continue for the duration of the Consulting Period as defined in paragraph 1 herein above. Such term shall be renewed upon mutual agreement of the parties. Either Consultant or the Company may terminate this Agreement with or without cause upon thirty (30) days written notice to the other provided the Company may not give notice of cancellation before September 1, 2007.

In the event of Termination, the Consultant shall be entitled to accrued expense reimbursements and consultant shares vested prior to the termination of this Agreement. Further, in the event of Termination, the Consultant Shares that have vested through such 30th day are deemed earned by Consultant.

7. Miscellaneous

A. Notices. Any notice or other communication required or permitted by any provision of this Agreement shall be in writing and shall be deemed to have been given or served for all purposes if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, addressed to the parties at the addresses first set forth above.

B. Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter of this Agreement and supersedes all prior discussions between the parties. There are no terms, obligations, covenants, express or implied warranties, representations, statements or conditions other than those set forth in this Agreement. No variations or modification of this Agreement or waiver of any of its terms or provisions shall be valid unless in writing and signed by both parties.

C. Amendment. This Agreement shall not be modified or amended except by written agreement of the parties hereto.

D. Governing Law. Each of the provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

E. Delay; Partial Exercise. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

F. Severability. Should any part of the Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable. Should any material term of this Agreement be in conflict any laws or regulations, the parties shall in good faith attempt to negotiate a lawful modification of this Agreement which will preserve, to the greatest extent possible, the original expectation of the parties.

G. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Buffalo New York in accordance with the rules of the American Arbitration Association, and the judgment upon the award rendered may be entered in any court having jurisdiction thereon.

H. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

  In Witness Whereof, the undersigned parties hereto have executed this Agreement on the dates set forth opposite their respective signatures.

Dated: May 18, 2007	PACIFIC COPPER CORP.

	By:	/s/ Stafford Kelley
Stafford Kelley
Corporate Secretary

SCHARFE HOLDINGS INC.

Dated: May 23, 2007	By:	/s/ Brad Scharfe
Brad Scharfe
President